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                                     HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                                     EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                           For the                      For the
                                     Thirteen Weeks Ended        Thirty-Nine Weeks Ended
                                     --------------------        -----------------------

                                    Oct. 4,         Sept.29,      Oct. 4,       Sept.29,
                                      1996           1995           1996          1995
                                      ----           ----           ----          ----
PRIMARY

 Net income applicable to
    common stock                  $    602,618  $    319,408    $  1,455,780  $  1,787,384


 Weighted average shares:
    Average shares outstanding       6,223,639     6,217,142       6,219,308     6,227,563
     Dilutive stock options
     based upon application
     of the treasury stock
     method using average
     market price                       45,286        14,464          27,062        15,848
                                     ----------    ---------       ---------     ---------

      Total shares                   6,268,925     6,231,606       6,246,370     6,243,411
                                     =========     =========       =========     =========


 Net income per share             $       0.10  $       0.05    $       0.23  $       0.29
                                  ============  ===========     ============  ============

FULLY DILUTED

 Net income applicable to
    common stock                  $    602,618  $    319,408    $  1,455,780  $  1,787,384


 Weighted average shares:
    Average shares outstanding       6,223,639     6,217,142       6,219,308     6,227,563
     Dilutive stock options
     based upon application of
     the treasury stock method
     using market price at end
     of period or average market
     price, if greater                  45,073        14,560          46,917        16,203
                                     ---------     ---------       ---------     ---------

      Total shares                   6,268,712     6,231,702       6,266,225     6,243,766
                                     =========     =========       =========     =========


 Net income per share             $       0.10  $       0.05    $       0.23  $       0.29
                                  ============  ============    ============  ============


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